CONTACT:	Leah Knapp, Erie Insurance

814/870-5758, leah.knapp@erieinsurance.com

FOR IMMEDIATE RELEASE

Susan Hirt Hagen, longest serving Erie Indemnity Board Director,
Dies June 15, 2015
ERIE, Pa. (June 15, 2015) - It is with profound sadness that the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) announces the passing of Susan Hirt Hagen on Monday, June 15, 2015. Born in Erie, Pa. in 1935, Mrs. Hagen was the daughter of Erie Insurance co-founder H.O. Hirt and was one of three trustees of the H.O. Hirt Trusts.
“As the daughter of our founder, H.O. Hirt, and our longest serving board member, Susan had an indelible influence in shaping Erie Insurance,” said Terry Cavanaugh, CEO of ERIE. “Her conviction, compassion and intellect helped to form the very fabric of The ERIE culture. She’s held strong to her father’s vision for the company with active insight and direction. Beyond her impact on Erie Insurance, Susan’s philanthropic spirit has touched multiple local, state and national nonprofit organizations. For this she has been highly recognized. Susan will be missed by so many within the ERIE family, our community and beyond.”
Mrs. Hagen has been a co-trustee of the H.O. Hirt Trusts since 1967. She became the first female member of the Erie Indemnity Board of Directors in 1980.
She was married to Thomas B. Hagen, former CEO of Erie Insurance and current Chairman of the Board. They have two children, Jonathan and Sarah (McWilliams) and three grandchildren.
A 1957 graduate of Ohio’s Wittenberg University, with dual majors in psychology and English, Mrs. Hagen was a highly recognized community leader, both locally and statewide. In 2010, she received the Distinguished Citizen of the Commonwealth Award from The Pennsylvania Society. In 2011, she received an honorary doctor of humane letters from Wittenberg. She was the recipient of the Tocqueville Award from United Way of Erie County and the Edward C. Doll Award from the Erie Community Foundation.
Over the years, she served on numerous boards of directors, including the Chautauqua Institution, Wittenberg University and the Erie Community Foundation.

About Erie Insurance
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 11th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 16th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 and Barron’s 500 company. ERIE has been recognized by Forbes as one of America's 50 Most Trustworthy Financial Companies and is on the list of Ward's 50 Group of top performing insurance companies, which analyzes the financial performance of 3,000 property and casualty companies and recognizes the top performers for achieving outstanding results in safety, consistency and financial performance over a five-year period (2009-2013).

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

(ERIE-F)
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